November 11, 2006

Mr. Steven Tynan
Chairman of the Board
RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street
Hamilton, Bermuda

Dear Steve:

I hereby resign as a member of the Board of Directors of RAM Holdings Ltd. and RAM Reinsurance Company Ltd. I thank you for all of your efforts on behalf of RAM Re and look forward to a continued mutually beneficial relationship between RAM Re and The PMI Group, Inc.

Very truly yours,

/s/ Arthur P. Slepian

Arthur P. Slepian

cc: Vern Endo